News Release

Media Relations Contact
David Naumann
612-587-2522
david.naumann@retek.com

Investor Relations Contact
Bob Kleiber
612-587-2398
bob.kleiber@retek.com

Retek Reports Higher First Quarter Revenue

Strong License Revenue Growth, Expense Control Drive Improved Results

Minneapolis — April 22, 2004 — Retek Inc. (NASDAQ: RETK) today reported results for its first quarter ended March 31, 2004:

•	Total revenue was $47.6 million and software license and maintenance revenue was $26.1 million compared with total revenue of $44.1 million and software license and maintenance revenue of $24.6 million for the fourth quarter of 2003. For the first quarter of 2003, the Company reported total revenue of $37.6 million and software license and maintenance revenue of $20.2 million.

•	The contract value for software license fees signed during the first quarter was $9.7 million.

•	Services revenue was $21.6 million for the first quarter of 2004 compared with $19.4 million for the fourth quarter of 2003 and $17.4 million in the first quarter of 2003.

•	On a GAAP basis, the Company reported first quarter 2004 basic and diluted net income of $0.01 per share compared with a basic and diluted net loss of $0.04 per share for the fourth quarter of 2003 and a basic and diluted net loss of $0.18 per share for the first quarter of 2003.

•	On a non-GAAP operational basis, which excludes non-cash expenses for stock-based compensation, amortization of intangibles, accelerated depreciation, and certain other non-cash charges, the Company reported a net profit of $0.03 per share for the first quarter of 2004 compared with $0.02 per share for the fourth quarter of 2003 and a net loss of $0.05 per share for the first quarter of 2003.

In the first quarter of 2004, the Company added two new customers: Lojas Renner S A, a Brazilian retailer with 58 stores; and CORT Business Services, a $350 million company that operates CORT Furniture Rental and other businesses. Among key financial metrics, cash and investments declined $1.6 million to $92.7 million at the end of the first quarter of 2004 while deferred revenue increased to $48.7 million at the end of the first quarter compared with $48.6 million at the end of the fourth quarter of 2003. Days sales outstanding (DSO) was 75 days compared with 69 days in the fourth quarter of 2003. The increase was primarily due to the timing of cash collections on services revenue.

Commenting on the results, Retek’s President and CEO Marty Leestma said, “The first quarter’s results were consistent with our guidance and I’m pleased by our return to GAAP profitability. Because we signed a significant contract late in the fourth quarter of 2003, we anticipated the contract value of software license fees would be somewhat below the level of recent quarters and the results were in-line with that expectation. We expect the contract value of new software license fees to increase in the second quarter, enabling us to continue to report higher revenue and operational earnings. At the same time, it remains our goal to build the backlog of revenue to be recognized in future quarters.

The selling environment is still challenging, as retailers, in general, are being quite deliberate in committing to new capital investments. Later this year, we will be bringing Retek Xi to market as planned and on schedule, which will further enhance our product suite and extend our leadership in scalability and integration, two of Retek’s major competitive differentiators. In addition, we have significant new products in the areas of replenishment and optimization scheduled for release during 2004.”

Looking ahead to the second quarter of 2004, the Company anticipates the contract value for software license fees signed will be in the range of $13 million to $17 million.

For the second quarter, the Company expects total revenue to be in the range of $46 million to $48 million, software license and maintenance revenue to be in the range of $26 million to $28 million and non-GAAP operational income to be in the range of $0.03 to $0.04 per share.

About Retek Inc.

Retek Inc. (Nasdaq: RETK) is a leading provider of mission-critical software and services to the retail industry. Retek 10 integrates collaborative software with patented predictive technologies, consulting services, and the best practices of customers and partners to help retailers create, manage and fulfill consumer demand. Leading global retailers, including Tesco, Best Buy, Gap, Sainsbury’s, Eckerds and Selfridges use Retek solutions. Retek is a trademark of Retek Inc. Other names may be trademarks of their respective owners.

Forward-looking statements contained in this press release are made under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance and may, in some cases, be identified by terminology such as “may”, “will”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue”, or the negative of these terms or other comparable terminology. Any such statements, including Mr. Leestma’s statements regarding expectations that the contract value of new software license fees will increase in the second quarter, enabling us to continue to report higher revenue and operational earnings and goals of increasing backlog, and delivering new products on schedule are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, without limitation, fluctuations in our quarterly operating results, our restructuring plans and cost reduction measures failing to achieve the desired results, on-going litigation that may result in substantial costs and divert management’s attention and resources, the demand for and market acceptance of our software solutions, retailers spending allocated budgets, our ability to develop and market new products on a timely basis, general economic conditions in the retail industry and other risks and uncertainties that are described from time to time in the Company’s Annual Report on Form 10-K for year ended December 31,2003, and other reports filed with the Securities and Exchange Commission.

Retek Inc.
Consolidated Statements of Operations
(Unaudited, in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2004	2003
Revenue
License and maintenance	$26,062	$20,156
Services and other	21,565	17,402

Total revenue	47,627	37,558
Cost of revenue
License and maintenance	8,203	5,550
Non-cash purchased software amortization	679	1,139

Total cost of license and maintenance revenue	8,882	6,689
Services and other	16,131	13,785

Total cost of revenue	25,013	20,474

Gross profit	22,614	17,084
Operating expenses
Research and development	9,544	10,111
Sales and marketing	8,867	10,106
General and administrative	2,266	4,981
Acquisition related amortization of intangibles	1,580	1,797

Total operating expenses	22,257	26,995

Operating income (loss)	357	(9,911)
Other income, net	24	550

Income (loss) before income tax provision	381	(9,361)
Income tax provision	24	19

Net income (loss)	$357	$(9,380)

Basic net income (loss) per share	$0.01	$(0.18)

Weighted average shares used in computing basic net income (loss) per common share	54,958	53,177
Diluted net income (loss) per share	$0.01	$(0.18)

Weighted average shares used in computing diluted net income (loss) per share	57,276	53,177

Retek Inc.
Reconciliation from GAAP to non-GAAP Operational Income
(Unaudited, in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2004	2003
GAAP operating income (loss)	$357	$(9,911)
Acquisition related amortization	2,259	2,936
Compensation non-cash charges	7	733
Accelerated depreciation related to lease abandonment		1,377
CEO severance costs		700
Non-operational accrual adjustment		(390)
Other income, net	24	550

Net operational income (loss) before operational income tax provision (benefit)	2,647	(4,005)
Operational income tax provision (benefit)	993	(1,502)

Non-GAAP operational income (loss)	$1,654	$(2,503)

Basic net income (loss) per share, operational	$0.03	$(0.05)

Shares used in computing basic net income (loss) per share, operational	54,958	53,177
Non-GAAP diluted net income (loss) per share, operational	$0.03	$(0.05)

Shares used in computing diluted net income (loss) per share, operational	57,276	53,177

We provide operational income and operational income per share in the press release as additional information for our operating results. The measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from operational income and per share measures used by other companies. Operational income has been adjusted to exclude the effects of non-cash expenses for stock-based compensation, amortization of intangibles, accelerated depreciation, CEO severance costs and non-operational accrual adjustments. We believe that this presentation of operational income and operational income per share provides useful information to investors regarding certain additional financial and business trends relating to our financial condition and results of operations. The effective tax rate used in calculating operational net income (loss) is 37.5%

Retek Inc.
Consolidated Balance Sheet
(Unaudited, in thousands)

	March 31,	Dec. 31,
Assets	2004	2003
Cash and cash equivalents	$60,171	$54,275
Investments	15,731	36,287
Accounts receivable, net	39,775	33,699
Other current assets	8,174	5,827

Total current assets	123,851	130,088
Investments	16,749	3,658
Property and equipment, net	11,066	12,227
Intangible assets, net	15,949	18,208
Goodwill, net	13,817	13,817
Other assets	235	231

Total assets	$181,667	$178,229

Liabilities and stockholders’ equity
Accounts payable	$17,113	$15,739
Accrued liabilities	9,598	10,410
Accrued restructuring costs, current portion	2,756	2,757
Deferred revenue, current portion	35,929	32,000
Note payable	56	78

Total current liabilities	65,452	60,984
Accrued restructuring costs, net of current portion	11,193	11,717
Deferred revenue, net of current portion	12,767	16,617

Total liabilities	89,412	89,318

Stockholders’ equity
Common stock	552	547
Paid-in-capital	285,967	283,449
Deferred stock compensation	(38)	(45)
Accumulated other comprehensive income	2,767	2,310
Accumulated deficit	(196,993)	(197,350)

Total stockholders’ equity	92,255	88,911

Total liabilities and stockholders’ equity	$181,667	$178,229